SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

HYBRIDON, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)	Amount previously paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing Party:

(9)	Date Filed:

HYBRIDON, INC.

345 Vassar Street
Cambridge, Massachusetts 02139

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on November 20, 2003

       A Special Meeting of the Stockholders of Hybridon, Inc. (the “Company”) will be held on Thursday, November 20, 2003 at 10:00 a.m., local time, at the Hyatt Hotel, 575 Memorial Drive, Cambridge, Massachusetts (the “Special Meeting”), for the purpose of considering and voting upon the following matters:

1.	To approve amendments to the Company’s Restated Certificate of Incorporation that would:

•	reduce the liquidation preference of the Company’s Series A convertible preferred stock from $100 per share to $1 per share;

•	reduce the annual dividend on the Company’s Series A convertible preferred stock from 6.5% per annum to 1.0% per annum; and

•	increase the number of shares of the Company’s common stock issuable upon conversion of the Company’s Series A convertible preferred stock by 25% over the number of shares of the Company’s common stock that would otherwise be issuable upon conversion of the Company’s Series A convertible preferred stock under the Company’s Restated Certificate of Incorporation for a 30-day period following the filing of a Certificate of Amendment to Restated Certificate of Incorporation effecting the amendments to the Company’s Restated Certificate of Incorporation.

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

      The Board of Directors presently has no knowledge of any other business to be transacted at the Special Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on October 6, 2003 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

By Order of the Board of Directors,

Robert G. Andersen, Secretary

Cambridge, Massachusetts

                    , 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
Voting Securities and Votes Required
Proposal 1 -- To Approve an Amendment to the Certificate of Incorporation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION

HYBRIDON, INC.

345 Vassar Street
Cambridge, Massachusetts 02139

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held on November 20, 2003

       This Proxy Statement and the enclosed form of proxy are being furnished by the Board of Directors of Hybridon, Inc. (“Hybridon” or the “Company”) in connection with the Company’s Special Meeting of Stockholders (the “Special Meeting”) to be held on Thursday, November 20, 2003 at 10:00 a.m., local time, at the Hyatt Hotel, 575 Memorial Drive, Cambridge, Massachusetts or any adjournment of the Special Meeting.

      All shares represented by proxy will be voted in accordance with the instructions of the stockholder. If no instructions are provided, proxies will be voted in favor of the matter set forth in the accompanying Notice of Special Meeting. A stockholder may revoke a proxy at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Special Meeting. Attendance at the Special Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Special Meeting that the stockholder intends to revoke the proxy and vote in person.

      The Notice of the Special Meeting, this Proxy Statement and the enclosed proxy are being mailed to stockholders on or about                     , 2003.

Voting Securities and Votes Required

      On October 6, 2003, the record date for determination of stockholders entitled to notice of and to vote at the Special Meeting, there were outstanding and entitled to vote                      shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and                      shares of the Company’s Series A convertible preferred stock, $0.01 par value per share (the “Series A Preferred Stock”). The holders of Common Stock and Series A Preferred Stock will vote as separate classes on the proposed amendments to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”). Each share of Common Stock entitles the holder to one vote on the approval of the proposed amendments. Each share of Series A Preferred Stock entitles the holder to one vote on the approval of the proposed amendments.

      The presence, in person or by proxy, of the holders of

•	a majority of all shares of Common Stock entitled to vote at the Special Meeting, and

•	a majority of all shares of Series A Preferred Stock entitled to vote at the Special Meeting,

shall constitute a quorum for the transaction of business at the Special Meeting. Shares that abstain or do not vote with respect to the matter presented for stockholder approval such as broker non-votes as described below, shall be counted as present for the purpose of determining whether a quorum is present. The approval of the amendments to the Certificate of Incorporation requires the affirmative vote of the holders of:

•	a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting; and

•	a majority of the outstanding shares of Series A Preferred Stock entitled to vote at the Special Meeting.

      Shares will not be counted as votes in favor of the proposed amendments to the Certificate of Incorporation, if the holder of the shares abstains from voting on the matter or if the shares are held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to the matter (“broker non-votes”). Accordingly, abstentions and broker non-votes by holders of Common Stock or Series A Preferred Stock will count as a vote against the approval of the amendment to the Certificate of Incorporation.

      As of the record date, the Company had entered into voting agreements with the holders of 59.3% of the outstanding shares of Series A Preferred Stock pursuant to which the holders of these shares of Series A Preferred Stock agreed to vote their shares in favor of the proposed amendments to the Certificate of Incorporation. The vote of these holders will be sufficient to provide the required approval from the holders of Series A Preferred Stock for the amendments to the Certificate of Incorporation, but the amendments will still need to be approved by the holders of the Common Stock voting separately.

Proposal 1 — To Approve an Amendment to the Certificate of Incorporation

Overview

      At the Special Meeting, the Company’s stockholders will be asked to approve amendments to the Certificate of Incorporation as set forth in the Certificate of Amendment of Restated Certificate of Incorporation of Hybridon, Inc., attached hereto as Exhibit A, that would:

•	reduce the liquidation preference of the Series A Preferred Stock from $100 per share to $1 per share;

•	reduce the annual dividend on the Series A Preferred Stock from 6.5% per annum to 1.0% per annum; and

•	increase the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock by 25% over the number of shares of Common Stock that would otherwise be issuable upon conversion of the Series A Preferred Stock for a 30-day period following the filing of the Certificate of Amendment to the Certificate of Incorporation effecting the amendments to the Certificate of Incorporation (for example, as of September 1, 2003, 23.53 shares of Common Stock were issuable upon conversion of each share of Series A Preferred Stock; during the 30-day period following the filing of the Certificate of Amendment to the Certificate of Incorporation 29.41 shares of Common Stock would be issuable upon conversion of each share of Series A Preferred Stock).

Reasons to Approve the Amendments to the Company’s Certificate of Incorporation

      The purpose of the amendments to the Certificate of Incorporation is to create incentives for the holders of the Series A Preferred Stock to convert their shares of Series A Preferred Stock into shares of Common Stock, while at the same time reducing the financial implications to the Company and, in particular, to the holders of Common Stock (which ranks junior to the Series A Preferred Stock) of the remaining Series A Preferred Stock. The Board believes that the amendments to the Certificate of Incorporation and the anticipated subsequent conversion of a significant number of shares of Series A Preferred Stock will simplify the Company’s balance sheet and capital structure and, as a result, have the following effects:

•	the Common Stock of the Company will be more attractive to investors;

•	the Company’s ability to issue equity to the capital markets, if it chooses to do so, will be enhanced; and

•	the Company will be able to broaden its Common Stock investor base, particularly among institutional investors.

      The amendments to the Certificate of Incorporation were required by the investors in the Company’s August 2003 private placement of Common Stock and warrants to purchase Common Stock from which the Company received gross proceeds of approximately $14.6 million and net proceeds of approximately $13.1 million. In connection with the private placement, the Company undertook to obtain the agreement of the holders of a majority of the outstanding shares of Series A Preferred Stock to vote in favor of the amendments to the Certificate of Incorporation as a condition to the closing of the private placement. In addition, the Company agreed to call this Special Meeting for the purpose of seeking stockholder approval of the amendments to the Certificate of Incorporation.

      If the amendments to the Certificate of Incorporation are approved, they would have the following effects:

•	The Series A liquidation preference would be reduced from $100 per share to $1 per share, with the aggregate Series A Preferred Stock liquidation preference being reduced from approximately $70 million to approximately $700,000.

•	The dividend rate would be reduced from 6.5% to 1.0% with the aggregate Series A Preferred Stock dividends being reduced from approximately $4.2 million per annum to $723,000 per annum.

•	The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock would increase by 25% over the number of shares of Common Stock that would otherwise be issuable upon conversion of the Series A Preferred Stock for the 30-day period following the filing of the Certificate of Amendment to the Certificate of Incorporation effecting the amendments to the Certificate of Incorporation. Upon the expiration of such 30-day period, the adjustment to the conversion rate would terminate. As a result and assuming that the number of shares issuable upon conversion of one share of Series A Preferred Stock upon the filing of the Certificate of Amendment is 23.53 (which was the conversion rate on September 1, 2003), the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock would increase by 25% or 5.88 shares, from 23.53 shares to 29.41 shares, for the 30-day period following the filing of the Certificate of Amendment. In addition, the aggregate number of shares of Common Stock issuable upon conversion of all shares of Series A Preferred Stock during the 30-day period would increase by 4,251,335 shares, from 17,005,341 shares to 21,256,676 shares.

      In the voting agreements that the Company entered into with holders of Series A Preferred Stock, the holders agreed to convert shares of Series A Preferred Stock held by them, representing 46.3% of the outstanding shares of Series A Preferred Stock, into Common Stock during the 30-day period following the filing of the Certificate of Amendment to the Certificate of Incorporation. Upon such conversion, assuming a conversion rate of 29.41 shares of Common Stock for each share of Series A Preferred Stock:

•	9,837,478 shares of Common Stock would be issued upon conversion of 334,474 shares of Series A Preferred Stock;

•	388,253 shares of Series A Preferred Stock would remain outstanding;

•	the aggregate Series A Preferred Stock liquidation preference would be reduced to approximately $388,000; and

•	the aggregate annual Series A Preferred Stock dividends would be reduced to $388,000.

      If all of the outstanding shares of Series A Preferred Stock are converted into Common Stock during the 30-day period following the filing of the Certificate of Amendment to the Certificate of Incorporation, then, assuming a conversion rate of 29.41 shares of Common Stock for each share of Series A Preferred Stock, 21,256,676 shares of Common Stock would be issued upon conversion of 722,727 shares of Series A Preferred Stock.

      In determining to adopt the amendments to the Certificate of Incorporation, the Board of Directors considered the potential additional dilution that could result from the additional shares of Common Stock issuable upon conversion of the Series A Preferred Stock during the 30-day period following the filing of the Certificate of Amendment. However, adoption by the Board of the amendments was necessary in order to consummate the August 2003 private placement. In addition, the Board of Directors believed that the benefits of the reduction of the Series A Preferred Stock liquidation preference by at least $69 million and the reduction of the Series A Preferred Stock dividend rate by at least $3.8 million annually outweighed the dilution associated with the up to 4,251,335 additional shares of Common Stock that would be issued upon conversion of the Series A Preferred Stock at the adjusted conversion rate, particularly given that, on the date the Board adopted the amendments, the value of 4,251,335 shares of Common Stock equalled approximately $3.8 million (based on the last sales price of the Common Stock on the OTC Bulletin Board on such date, which was $.90 per share).

      For the reasons set forth above, the Board of Directors strongly believes that approval of the amendments to the Certificate of Incorporation is in the best interests of the Company and its stockholders and recommends that stockholders vote for the approval of the amendments.

      The vote of the holders of Series A Preferred Stock which have agreed to vote their shares in favor of the proposed amendments to the Certificate of Incorporation pursuant to the voting agreements will be sufficient to provide the required approval from the holders of Series A Preferred Stock for the amendments to the Certificate of Incorporation. However, the amendments will still need to be approved by the holders of the Common Stock voting separately.

      Under Delaware law, stockholders are not entitled to dissenter’s rights with respect to the proposed amendments to the Company’s Certificate of Incorporation.

Background

      In 1998, the Company issued 510,504 shares of Series A Preferred Stock and warrants to purchase shares of Common Stock in exchange for the surrender and cancellation of 9% convertible subordinated notes of the Company in the aggregate principal amount of $48.7 million and accrued interest thereon of $2.4 million. The Company issued an additional 114,285 shares of Series A Preferred Stock in a private placement in 1998. Since that time, the Company has issued additional shares of Series A Preferred Stock to the holders of the Series A Preferred Stock as payment of the dividends required by the terms of the Series A Preferred Stock. As of September 1, 2003, there were 699,980 shares of Series A Preferred Stock issued and outstanding.

Terms of Series A Preferred Stock

      The following description summarizes material terms and provisions of the Series A Preferred Stock that are currently in effect. For the complete terms of the Series A Preferred Stock, please refer to the Certificate of Incorporation which the Company has filed with the Securities and Exchange Commission.

      Liquidation Preference. In the event of one of the following events (a “Liquidation Event”):

•	the Company’s liquidation, dissolution or winding up, whether voluntary or involuntary,

•	a sale or other disposition of all or substantially all of the Company’s assets, or

•	any consolidation, merger, combination, reorganization or other transaction in which the Company is not the surviving entity or if stock constituting more than 50% of the Company’s voting power is exchanged for or changed into stock or securities of another entity, cash, or any other property, and after payment of the Company’s debts and other liabilities, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the Company’s available assets, before any payment to holders of shares ranking junior to the Series A Preferred Stock, an amount equal to $100 per share plus accrued but unpaid dividends. In the case of a transaction listed in the third bullet above, however, this payment may be made in cash, property or securities of the entity surviving the transaction. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock are insufficient to permit the payment to such stockholders of the full amount owed, then all of the Company’s available assets will be distributed ratably to the holders of the Series A Preferred Stock.

      All shares of Series A Preferred Stock rank, as to payment upon the occurrence of any Liquidation Event, senior to the Common Stock and senior to all other series of preferred stock, unless the terms of any series provides otherwise. As of September 1, 2003, the aggregate Series A Preferred Stock liquidation preference was approximately $70 million.

      Dividends. Each share of Series A Preferred Stock is entitled to receive cumulative semi-annual dividends payable, at the Company’s option, in cash or additional shares of Series A Preferred Stock, at the rate of 6.5% per annum plus accrued but unpaid dividends. Dividends accrue from the date of issuance and are paid semi-annually on April 1 and October 1 of each year or, if any such day is not a business day, on the next business day. Dividends are paid, at the Company’s election, either in cash or additional shares of Series A

Preferred Stock. In calculating the number of shares of Series A Preferred Stock to be paid with respect to each dividend, the Series A Preferred Stock is valued at $100 per share, subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock.

      Right of Conversion. Shares of Series A Preferred Stock are convertible, at the option of the holder, into shares of Common Stock or other securities and property. The conversion price per share of Common Stock is $4.25, and is subject to adjustment as described below. The conversion rate at which each share of Series A Preferred Stock is convertible at any time into Common Stock is determined by dividing the then existing conversion price into the dividend base amount for a share of Series A Preferred Stock. The dividend base amount equals $100 plus accrued but unpaid dividends, subject to adjustment to reflect any stock split, combination, reclassification or reorganization. As of September 1, 2003, each share of Series A Preferred Stock was convertible into approximately 23.53 shares of Common Stock.

      Adjustment of Conversion Rate and Conversion Price. In order to preserve the economic value of shares of Series A Preferred Stock, the conversion rate and the conversion price will be adjusted if the Company does the following;

•	pays a dividend or makes a distribution on any class of capital stock in shares of Common Stock;

•	subdivides the Company’s outstanding Common Stock into a greater number of shares;

•	combines the Company’s outstanding Common Stock into a smaller number of shares;

•	issues shares of Common Stock or preferred stock to any holder of the Company’s Common Stock or preferred stock rights to acquire shares of Common Stock or preferred stock at a price per share less than the market price;

•	pays or distributes to the holders of Common Stock or preferred stock assets, properties or rights to acquire our capital stock at a price per share less than the market price; or

•	makes a distribution consisting solely of cash to the holders of any class of capital stock where, during a specified 12-month period, the cash distribution exceeds 10% of the product of the market price of the Common Stock multiplied by the total number of shares of outstanding Common Stock.

      Exceptions to Adjustments. No adjustment will, however, be made to either the conversion rate or the conversion price for issuances of Common Stock or preferred stock, or cash paid to holders of shares of convertible preferred stock as payment for accrued dividends or as a mandatory conversion or mandatory redemption payment.

      Other Changes in Conversion Rate. The Company from time to time may increase the conversion rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the conversion rate is so increased, the Company will notify registered holders of the Series A Preferred Stock.

      The Company may also increase the conversion rate in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

      The conversion price may not be adjusted to an amount less than $0.001 per share, the current par value of the Common Stock into which the Series A Preferred Stock is convertible.

      Mandatory Conversion. Upon giving notice to the holders of the Series A Preferred Stock, the Company may, at its option, cause the Series A Preferred Stock to be converted in whole or in part, on a pro rata basis, into shares of Common Stock using a conversion price equal to $4.00 if the closing bid price of the Common Stock equals or exceeds 250% of the then current conversion price for at least 20 trading days in any period of 30 consecutive trading days.

      Redemption. The Company may, at its option, redeem the Series A Preferred Stock for cash equal to the dividend base amount.

      Class Voting Rights. The Company may not, without the affirmative vote or consent of the holders of at least 50% of all outstanding shares of Series A Preferred Stock, voting separately as a class:

•	amend, alter or repeal any provision of the Certificate of Incorporation or the Company’s bylaws so as adversely to affect the rights of the Series A Preferred Stock, except that the issuance of securities ranking prior to, or pari passu with, the Series A Preferred Stock upon a liquidation event or with respect to the payment of dividends or distributions will not be considered to affect adversely the relative rights of the Series A Preferred Stock; or

•	authorize or issue, or increase the authorized amount of, the convertible preferred stock, other than the Series A Preferred Stock issuable as dividends on the Series A Preferred Stock.

Voting Agreements

      The Company has entered into voting agreements with the holders of 59.3% of the outstanding shares of Series A Preferred Stock pursuant to which the holders of these shares of Series A Preferred Stock have agreed to vote their shares in favor of the proposed amendments to the Certificate of Incorporation. The vote of these holders will be sufficient to provide the required approval from the holders of Series A Preferred Stock for the amendments to the Certificate of Incorporation, but the amendments will still need to be approved by the holders of the Common Stock voting separately.

      In addition, in the voting agreements these holders of Series A Preferred Stock have agreed to convert shares of Series A Preferred Stock held by them, representing 46.3% of the shares of Series A Preferred Stock outstanding, into shares of Common Stock during the 30-day period following the filing of the Certificate of Amendment to the Certificate of Incorporation if the amendments are approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      On September 1, 2003, Hybridon had 63,578,377 shares of Common Stock issued and outstanding and 699,980 shares of Series A Preferred Stock issued and outstanding. The following table sets forth certain information about the beneficial ownership of Common Stock and the Series A Preferred Stock, as of September 1, 2003 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock or Series A Preferred Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers as a group.

			Number of
	Number of		Shares of
	Shares of		Series A	Percentage of
	Common Stock	Percentage of	Preferred Stock	Series A
	Beneficially	Common Stock	Beneficially	Preferred Stock
Name of Beneficial Owner	Owned(1)	Outstanding(1)	Owned(1)	Outstanding(1)

5% Stockholders
Youssef El-Zein(2)	9,595,039	14.6%	—	—
c/o Optima Life Sciences Limited St. James’s Chambers 64A Athol Street Isle of Man IM1 1JE
Optima Life Sciences Limited(3)	7,150,495	11.0%	—	—
St. James’s Chambers 64A Athol Street Isle of Man IM1 1JE
Kevin B. Kimberlin(4)	4,627,036	7.1%	—	—
c/o Spencer Trask & Co. 535 Madison Avenue, 18th Floor New York, NY 10022

			Number of
	Number of		Shares of
	Shares of		Series A	Percentage of
	Common Stock	Percentage of	Preferred Stock	Series A
	Beneficially	Common Stock	Beneficially	Preferred Stock
Name of Beneficial Owner	Owned(1)	Outstanding(1)	Owned(1)	Outstanding(1)

Founders Financial Group, L.P.(5)	3,610,678	5.5%	93,179	13.3%
53 Forest Avenue Old Greenwich, CT 06870
Michael A. Boyd(6)	3,610,678	5.5%	93,179	13.3%
c/o Founders Financial Group, L.P. 53 Forest Avenue Old Greenwich, CT 06870
Pecks Management Partners Ltd.(7)	3,593,040	5.4%	152,704	21.8%
One Rockefeller Plaza New York, NY 10020
General Motors Employees Domestic Group Trust(8)	3,584,710	5.4%	147,943	21.1%
c/o General Motors Investment Management
767 Fifth Avenue New York, NY 10153
Guardian Life Insurance Company of America(9)	3,416,353	5.1%	145,195	20.7%
201 Park Avenue South, 7A New York, NY 10003
Delaware State Employees Retirement Fund(10)	2,234,800	3.4%	94,979	13.6%
c/o Pecks Management Partners Ltd. One Rockefeller Plaza New York, NY 10020
Lincoln National Life Insurance Co.(11)	1,808,729	2.8%	76,871	11.0%
c/o Delaware Investment Advisers 2005 Market Street 40-146 Philadelphia, PA 19103
Other Directors and Executive Officers
Sudhir Agrawal, D. Phil(12)	4,928,660	7.2%	—	—
Stephen R. Seiler(13)	2,610,000	4.0%	—	—
Robert G. Andersen(14)	1,090,358	1.7%	—	—
Paul C. Zamecnik, M.D.(15)	921,030	1.4%	—	—
James B. Wyngaarden, M.D.(16)	714,443	1.1%	—	—
R. Russell Martin, M.D.(17)	466,330	*	—	—
C. Keith Hartley(18)	205,768	*	—	—
Anthony Georges Marcel	—	—	—	—
William S. Reardon	—	—	—	—
All directors and executive officers as a group (10 persons)(19)	20,531,628	27.4%	—	—

*	Less than 1%

(1)	The number of shares beneficially owned by each person is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the stockholder has the sole or shared voting power or investment power and also any shares which the stockholder has the right to acquire within 60 days of

September 1, 2003 through the conversion of any convertible security or the exercise of any stock option, warrant or other right. Beneficial ownership of Common Stock includes shares of Common Stock issuable upon conversion of the Series A Preferred Stock. Unless otherwise indicated, each stockholder has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Includes 29,000 shares of Common Stock subject to outstanding stock options. Also includes (a) 1,650,114 shares of Common Stock issuable upon the exercise of warrants held by Optima Life Sciences Ltd. (“Optima”), (b) 5,500,381 shares of Common Stock held by Optima and (c) 587,709 shares of Common Stock issuable upon the exercise of warrants held by Pillar Investment Ltd. (“Pillar”). Mr. El Zein is a director of Pillar and is a director of Optima. Pillar is the manager and investment advisor of Optima and holds all of the voting shares of Optima. Because of his relationship with Pillar and Optima, Mr. El-Zein may be deemed to beneficially own all of the shares of Common Stock that Pillar and Optima beneficially own. Mr. El-Zein is a director of the Company.

(3)	Includes 1,650,114 shares of Common Stock issuable upon the exercise of warrants held by Optima.

(4)	Mr. Kimberlin is the non-member manager of Spencer Trask Investment Partners LLC (“STIP”), and the sole beneficiary of The Kimberlin Family 1998 Irrevocable Trust, a member of STIP. Mr. Kimberlin is also the controlling stockholder of Spencer Trask & Co. (“STC”), which wholly owns (i) Spencer Trask Ventures, Inc. (“STVI”), (ii) Trask Partners LLC (“Trask Partners”), the General Partner of each of Spencer Trask Private Equity Fund I LP (“Fund I”) and Spencer Trask Private Equity Fund II LP (“Fund II”), (iii) Spencer Trask Private Equity Accredited Fund III Management LLC (“STPE”), the manager of Spencer Trask Private Equity Accredited Fund III LLC (“Fund III”) and (iv) LLC Management Services Inc. (“LLC Management”), the manager of Spencer Trask Illumination Fund LLC (“Illumination Fund”).

As a result of the foregoing, Mr. Kimberlin may be deemed the beneficial owner of shares of Common Stock of the Company as follows:

		Common Stock
		Issuable Upon
Registered Holder	Common Stock	Exercise of Warrants

Spencer Trask Investment Partners LLC	1,369,863	410,959
Spencer Trask & Co.	—	1,154,434
Spencer Trask Private Equity Fund I LP	547,945	164,384
Spencer Trask Private Equity Fund II LP	273,972	82,192
Spencer Trask Private Equity Accredited Fund III LLC	342,465	102,740
Spencer Trask Illumination Fund LLC	136,986	41,096

(5)	Includes 173,333 shares of Common Stock issuable upon exercise of warrants and 2,192,447 shares of Common Stock issuable upon conversion of 93,179 shares of the Series A Preferred Stock.

(6)	Consists of the securities owned by Founders Financial Group, L.P. (“Founders”) as set forth in the table above. Mr. Boyd is the sole director and shareholder of Michael A. Boyd, Inc., which is the general partner of Founders. Mr. Boyd may be considered a beneficial owner of the securities beneficially owned by Founders.

(7)	Consists of 3,593,040 shares of Common Stock issuable upon conversion of 152,704 shares of Series A Preferred Stock held by investment advisory clients of Pecks which clients would receive dividends and the proceeds from the sale of these shares.

(8)	Includes 3,481,012 shares of Common Stock issuable upon conversion of 147,943 shares of Series A Preferred Stock.

(9)	Includes 3,317,765 shares of Common Stock issuable upon conversion of 141,005 shares of Series A Preferred Stock. Also includes 98,588 shares of Common Stock issuable upon conversion of 4,190 shares of Series A Preferred Stock held by the Guardian Life Insurance Company of America Master Pension Trust.

(10)	Consists of 2,234,800 shares of Common Stock issuable upon conversion of 94,979 shares of Series A Preferred Stock.

(11)	Includes 1,303,082 shares of Common Stock issuable upon conversion of 55,381 shares of Series A Preferred Stock. Also includes 505,647 shares of Common Stock issuable upon conversion of 21,490 shares of Series A Preferred Stock held by the Lincoln National Convertible Securities Fund.

(12)	Includes 4,796,500 shares of Common Stock subject to outstanding stock options

(13)	Includes 2,100,000 shares of Common Stock subject to outstanding stock options.

(14)	Includes 1,033,787 shares of Common Stock subject to outstanding stock options.

(15)	Includes 201,200 shares of Common Stock subject to outstanding stock options and 20,548 shares of Common Stock issuable upon the exercise of warrants.

(16)	Includes 530,000 shares of Common Stock subject to outstanding stock options and 10,274 shares of Common Stock issuable upon the exercise of warrants.

(17)	Includes 375,580 shares of Common Stock subject to outstanding stock options.

(18)	Includes 35,000 shares of Common Stock subject to outstanding stock options.

(19)	Includes 9,101,067 shares subject to outstanding stock options held by the directors and executive officers and 30,822 shares of Common Stock issuable upon the exercise of warrants held by directors and officers. Also includes securities owned by Optima and Pillar as set forth in note (2).

OTHER MATTERS

      The Board of Directors knows of no other business that will be presented for consideration at the Special Meeting other than that described above. However, if any other business should come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

      The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile, internet and personal interviews. Hybridon reserves the right to retain other outside agencies for the purpose of soliciting proxies. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in one household. Upon request, the Company will promptly deliver separate copies of this Proxy Statement. To make such a request, please call (617) 679-5500 or write to Investor Relations, 345 Vassar Street, Cambridge, Massachusetts 02139. To receive separate copies of annual reports and proxy statements in the future, or to receive only one copy for the household, please contact your bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

Submission of Future Stockholder Proposals for 2004 Annual Meeting

      Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at the Company’s 2004 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Investor Relations, 345 Vassar Street,

Cambridge, Massachusetts 02139, prior to January 19, 2004. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

      If a stockholder of the Company wishes to present a proposal before the 2004 Annual Meeting but has not complied with the requirements for inclusion of such proposal in the Company’s proxy statement under SEC rules, such stockholder must give written notice of such proposal to the Secretary of the Company at the principal offices of the Company not less than 60 days nor more than 90 days prior to the 2004 Annual Meeting. Notwithstanding the foregoing, if the Company provides less than 70 days notice or prior public disclosure of the date of the meeting to the stockholders, notice by the stockholders must be received by the Secretary no later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder who wished to present a proposal fails to notify the Company by this date, the proxies that management solicits for that meeting will have discretionary authority to vote on the stockholder’s proposal if it is otherwise properly brought before that meeting. If a stockholder makes timely notification, the proxies may still exercise discretionary authority to vote on stockholder proposals under circumstances consistent with the SEC’s rules.

WHERE YOU CAN FIND MORE INFORMATION

      The Company files reports, proxy statements and other information with the SEC as required by the Exchange Act.

      You can find, copy and inspect information filed by the Company with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of information filed by the Company with the SEC at prescribed rates by writing to the SEC’s Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review the Company’s electronically filed reports, proxy and information statements on the SEC’s world wide web site at http://www.sec.gov. The Company maintains a world wide web site at http://www.hybridon.com. The Company’s web site is not a part of this proxy statement.

THE BOARD OF DIRECTORS STRONGLY ENCOURAGES ALL STOCKHOLDERS TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING AND YOUR COOPERATION IS APPRECIATED. REGISTERED STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES AFTER PROVIDING WRITTEN NOTICE AT THE SPECIAL MEETING OF REVOCATION OF THE PROXY.

      THE VOTE OF THE HOLDERS OF SERIES A PREFERRED STOCK WHICH HAVE AGREED TO VOTE THEIR SHARES IN FAVOR OF THE PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION PURSUANT TO THE VOTING AGREEMENTS WILL BE SUFFICIENT TO PROVIDE THE REQUIRED APPROVAL FROM THE HOLDERS OF SERIES A PREFERRED STOCK FOR THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION. HOWEVER, THE AMENDMENTS WILL STILL NEED TO BE APPROVED BY THE HOLDERS OF THE COMMON STOCK VOTING SEPARATELY.

By Order of the Board of Directors,

ROBERT G. ANDERSEN, Secretary

                    , 2003

Exhibit A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

HYBRIDON, INC.

      Hybridon, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      By action of the Board of Directors of the Corporation at a meeting a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments at a meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:

RESOLVED:	That Section 2(a) of the Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation filed on May 6, 1998 is hereby amended by deleting the reference to “6.5%” therein and inserting in lieu thereof “1.0%”.

RESOLVED:	That Section 3(a) of the Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation filed on May 6, 1998 is hereby amended by deleting the first sentence of Section 3(a) in its entirety and inserting in lieu thereof the following sentence:

      “3.     Liquidation Preference. (a) In the event of a (i) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) a sale or other disposition of all or substantially all of the assets of the Corporation or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity or shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into stock or securities of another entity, cash and/or any other property (a “Merger Transaction”) (items (i), (ii) and (iii) of this sentence being collectively referred to as a “Liquidation Event”), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock of the Corporation, an amount equal to $1.00 per share (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization affecting the Series A Preferred Stock), plus any dividends declared or accrued but unpaid on such shares; provided, however, in the case of a Merger Transaction, such payment may be made in cash, property (valued as provided in Subsection 3(b)) and/or securities (valued as provided in Subsection 3(b)) of the entity surviving such Merger Transaction.”

RESOLVED:	That Section 4(a) of the Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation filed on May 6, 1998 is hereby amended by deleting the first paragraph of Section 4(a) in its entirety and inserting in lieu thereof the following paragraph:

      “(a) Right of Conversion. Commencing after the expiration of 12 months following the Alternative Equity Closing Date (as hereinafter defined), but not prior thereto, the shares of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Subsection 4(b), into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. The initial conversion price per share of Common Stock (the “Conversion Price”), shall be equal to the product of 2.125 multiplied by the per share price (the “Stated Common Price”) of Common Stock sold by the Corporation in connection with the Alternative Equity

1

Offering (as such term is defined in the Corporation’s Offer to Exchange dated February 6, 1998 (the “Original Offer to Exchange”), as amended by the Amendment thereto (the “Amendment”) dated March 30, 1998 (collectively, the “Offer to Exchange”)) and shall be subject to adjustment as provided herein. The rate at which each share of Series A Preferred Stock is convertible at any time into Common Stock (the “Conversion Rate”) shall be determined by dividing the then existing Conversion Price (determined in accordance with this Section 4, including the last paragraph hereof) into the Dividend Base Amount; provided, however, that, during the period beginning on the date of the filing of this Certificate of Amendment and ending on the date 30 days after the date of the filing of this Certificate of Amendment (the “Early Conversion Period”), the Conversion Rate shall be determined by dividing the Conversion Price (in effect as of the first day of the Early Conversion Period) into an amount equal to 125% of the Dividend Base Amount. For illustrative purposes only, if the Conversion Price equals $4.25 and the Dividend Base Amount equals $100.00, then each share of Series A Preferred Stock will be convertible into 23.53 shares of Common Stock ($100.00 ÷ $4.25); provided, however, that during the Early Conversion Period, each share of Series A Preferred Stock will be convertible into 29.41 shares of Common Stock ($125.00 ÷ $4.25).”

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer on the       day of                     , 2003.

COMPANY:

Hybridon, Inc.

By:

Name: Stephen R. Seiler
Title: Chief Executive Officer

2

FOLD AND DETACH HERE

HYBRIDON, INC.

Dear Stockholder:

Please take note of the important information enclosed within this Proxy Ballot. There are a number of issues related to your Company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope. Your vote must be received prior to the Special Meeting of Stockholders to be held on November 20, 2003.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Hybridon, Inc.

HYBRIDON, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Special Meeting of Stockholders — November 20, 2003

     Those signing on the reverse side, revoking all prior proxies, hereby appoint(s) Stephen R. Seiler, Dr. Sudhir Agrawal and Robert G. Andersen, or each or any of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of stock of Hybridon, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on November 20, 2003 and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Special Meeting. Attendance of the undersigned at the Special Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing.

HAS YOUR ADDRESS CHANGED?

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no indication is made, the proxies shall vote “FOR” proposal number 1.	Please mark your vote as indicated in this example	☒

A vote FOR proposal number 1 is recommended by the Board of Directors.

1) Approval of an amendment to the Company’s Restated Certificate of Incorporation that would:

•	reduce the liquidation preference of the Company’s Series A convertible preferred stock from $100 per share to $1 per share;

•	reduce the annual dividend on the Company’s Series A convertible preferred stock from 6.5% per annum to 1.0% per annum; and

•	increase the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock by 25% over the number of shares of common stock that would otherwise be issuable upon conversion of the Company’s Series A convertible preferred stock under the Company’s current Restated Certificate of Incorporation for a 30-day period following the filing of a Certificate of Amendment to Restated Certificate of Incorporation effecting the amendments to the Company’s Restated Certificate of Incorporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Date	Stockholder Signature

Please sign this proxy exactly as your name appears hereon. Joint Owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign.
If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.